Exhibit 10.1

24 November, 2014

BY HAND
Strictly Private & Confidential

Mr. Michael Olaf Thamm c/o Costa Crociere S.p.A.

Subject: Compensation package

Dear Mr. Thamm,

Further to our recent discussions, we are pleased to confirm and set below your overall economic treatment and total compensation package for your services under your employment contract and any corporate role or task in favour of Costa Crociere S.p.A. and/or any and all companies belonging to the Carnival Corporation group (the "Group").

This document (the "Addendum") is the only contractual source of your compensation package and entirely replaces and supersedes sections 2, 3 and 4 of your employment contract of July 1st, 2012 (the "Contract") and the entire addendum to the Contract executed on January 24th, 2013 including its annexes.

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Compensation

Your overall compensation package shall comprise the following items beginning in fiscal 2014 and in all subsequent years subject to changes recommended by Management and approved by the Compensation Committees of the Board of Directors of Carnival Corporation & plc:

(i)	Fixed salary

You will continue being entitled to an annual fixed salary equal to Euro 700,000.00 (Seven Hundred Thousand/00) gross, to be paid in 13 monthly installments, as per the CLA (as defined in the Contract).

The amount of your annual fixed salary in excess of the minimum wage set forth by the CLA, shall not be subject to annual increases due to the cost of living, shall be absorbed into any future increases in salary arising out of the renewal or modification of the CLA at national, local or Company level and it is expressly granted as advanced payment of future increases in salary provided for by the above contracts.

(ii)	Variable salary

You will be entitled to participate in the Carnival Corporation & PLC Brand Management

Incentive Plan ("BMIP") which is attached to this Addendum as an integral and essential part of it as "Annex A" at an annual Target Bonus equal to Euro 900,000.00 (Nine Hundred Thousand/00) gross. It is hereby understood and agreed that BMIP entirely replaces and supersedes the Costa Crociere CEO Management Incentive Plan so far applied to your employment relationship.

(i)	Restricted Stock Units and Performance Based Shares

You will continue being eligible to participate in Restricted Stock Unit (“RSU”) grants made pursuant to the Carnival plc 2014 Employee Share Plan (“2014 Plan”), attached to this Addendum as "Annex B", or any successor plan from time to time in force at discretion of the Compensation Committee of Carnival Corporation & PLC. Subject to the Carnival Compensation Committee approval, you shall be eligible for an annual grant equivalent to Euro 650,000.00 (Six Hundred and Fifty Thousand/00) RSUs of Carnival Corporation and Plc, under the terms and conditions of the applicable Plan.

You will continue being eligible to participate in the Performance Based Shares ("PBS") programs made pursuant to the terms of the 2014 Plan or any successor plan from time to time in force at discretion of the Compensation Committee of Carnival Corporation & PLC. Subject to the Carnival Compensation Committee approval, you shall be eligible for an annual target opportunity equivalent to Euro 350,000.00 (Three Hundred and Fifty Thousand/00) PBS of Carnival Corporation and Plc, under the terms and conditions of the applicable Plan.

(ii)	Prior Equity Grants

Grants of equity made to you prior to the date of this Addendum, including RSU, PBS and special PBS grants, will continue being regulated by the relevant terms and conditions of the Carnival plc 2005 Employee Share Plan, which is attached to this Addendum as "Annex C".

(iii)	Additional Benefits

a.	Insurance
In addition to insurance policies provided by the CLA, the Company shall continue to bear the costs of a health insurance (to be chosen discretionally by the Company) covering also your partner and children.

b.	Housing allowance
The Company shall continue to pay a yearly housing allowance up to Euro 150,000.00 (One Hundred and Fifty Thousand/00) for your accommodation in Genoa or nearby, for the entire duration of your stay in Italy.

c.	Car and private jet
The Company shall continue to make available to you a company car with a driver and a jet private charter for business use within Europe.

d.	Relocation expenses
Further to our discussions we are pleased to confirm that the Company shall also reimburse you the relocation expenses from Hamburg to Genoa, subject to the applicable tax withholdings.

It is understood and agreed that the above compensation is inclusive of any possible remuneration due to you for any director or other corporate roles and or offices you may take or have covered within the Company and/or the Carnival Corporation Group.

All other terms and conditions of your employment as per the Contract shall remain unchanged.

If you agree with the above conditions please signed this letter (initialized on each page) for acceptance and express and unconditional approval of its content and return it to us.

Kind regards,

/s/ Jerry Montgomery
Costa Crociere S.p.A.

For acknowledgment of receipt and express acceptance
Genoa, 24 November 2014

/s/ Michael Olaf Thamm
Michael Olaf Thamm

Enclosures:

1.	Annex A: Carnival Corporation & PLC Brand Management Incentive Plan;

2.	Annex B: Carnival plc 2014 Employee Share Plan;

3.	Annex C: Carnival plc 2005 Employee Share Plan

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